Exhibit 99.4
Aggregate Statement of Principal and Interest Distributions to
Certificateholders as of December 31,2005
Structured Asset Mortgage Investments II Trust 2005-F1
Pass-Through Certificates
Series 2005-F1
Ending
Class Principal Interest Loss Balance
FA 3,453,336.60 1,002,736.29 0.00 65,807,218.40
FB 4,800,592.47 1,339,253.11 0.00 90,542,407.53
FC 7,552,613.93 2,102,107.28 0.00 142,447,386.07
FD 3,776,306.96 1,038,765.19 0.00 71,223,693.04